Exhibit 99.21

Excerpt from Section B of « 2007-2008 Budget – Budget Plan », May 24, 2007

TABLE B.2

Economic outlook for Québec

(annual percentage change, except where otherwise indicated)

	2006	2007	2008
OUTPUT
Real gross domestic product	1.7	1.8	2.5
Gross domestic product	3.9	4.2	3.5
COMPONENTS (in real terms)
Consumption	3.0	3.1	2.4
Residential investment	-1.5	-2.1	-3.5
Non-residential business investment	6.5	4.0	1.6
– machinery and equipment	7.4	3.4	2.3
International exports	2.6	2.8	5.2
International imports	5.9	3.6	4.4
OTHER ECONOMIC INDICATORS
Nominal consumption	4.3	4.5	4.0
Housing starts (thousands)	47.9	41.1	37.7
Wages and salaries	3.9	5.4	2.3
Personal income	4.3	5.2	3.3
Corporate profits	11.4	1.0	6.6
Consumer prices	1.7	1.8	1.8
LABOUR MARKET
Labour force	1.0	1.1	0.9
Employment	1.3	1.3	1.0
Job creation (thousands)	48.1	49.9	36.8
Unemployment rate (%)	8.0	7.8	7.8
CANADIAN FINANCIAL MARKETS
3-month Treasury bills (rate in %)	4.0	4.2	4.2
10-year bonds (rate in %)	4.3	4.3	4.7
Canadian dollar (in US cents)	88.2	86.0	86.2

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